SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    Form 8-K


              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (date of earliest event reported) September 20, 2002
                              (September 20, 2002)


                          CHESAPEAKE ENERGY CORPORATION
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             (Exact name of Registrant as specified in its Charter)


       Oklahoma                    1-13726                  73-1395733
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(State or other jurisdiction   (Commission File No.)      (IRS Employer
    of Incorporation)                                      Identification No.)


            6100 North Western Avenue, Oklahoma City, Oklahoma    73118
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               (Address of principal executive offices)         (Zip Code)


                                 (405) 848-8000
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              (Registrant's telephone number, including area code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT


ITEM 5.  OTHER EVENTS

Chesapeake Energy Corporation ("Chesapeake") issued a press release on September 20, 2002. The following was included in the press release:

          CHESAPEAKE  ENERGY  CORPORATION  ANNOUNCES  $0.03 PER SHARE
              QUARTERLY COMMON STOCK DIVIDEND AND DECLARES REGULAR
                       QUARTERLY PREFERRED STOCK DIVIDEND


        Chesapeake Also Announces Plan to Sell or Trade its Permian Basin
             Assets; Regional Exit Would Further Highlight Company's
              Distinctive Focus on Natural Gas in the Mid-Continent

OKLAHOMA CITY, OKLAHOMA, September 20, 2002 -- Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.03 per share quarterly dividend that will be paid on October 15, 2002 to common shareholders of record on October 1, 2002. Chesapeake has approximately 166,000,000 common shares outstanding. The expected annual cost of the common stock dividend will be about $20 million.

In addition, Chesapeake's Board has declared a regular quarterly cash dividend on Chesapeake's 6.75% Cumulative Convertible Preferred Stock, par value $.01. The dividend for the preferred stock is payable on November 15, 2002 to preferred shareholders of record on November 1, 2002 at the quarterly rate of $0.84375 per share. Chesapeake has 2,998,000 shares of preferred stock outstanding with a liquidation value of $150 million. The annual cost of Chesapeake's preferred stock dividend is about $10 million.

The company also announced that it intends to sell or trade its Permian Basin assets so that it can further tighten its focus on the Mid-Continent region, where 85% of its assets are presently located. The company will favor proposals that involve a trade of Mid-Continent assets for Permian assets. In the Permian, Chesapeake produces approximately 18 million cubic feet of gas equivalent per day (60% gas). By comparison, in the Mid-Continent the company is the region's largest producer with proved reserves exceeding 1,800 bcfe and daily production exceeding 450 million cubic feet of gas equivalent. Chesapeake has hired Petrie Parkman & Co. to assist it with the Permian asset sale or trade process.

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This document contains forward-looking statements within the meaning of Section
27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. They are based on our historical operating trends, our existing commodity hedging position and our current estimate of proved reserves. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. For example, statements concerning the fair values of derivative contracts and their estimated contribution to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Factors that could cause actual operating and financial results to differ materially from expected results include the volatility of oil and gas prices, our substantial indebtedness, our commodity price risk management activities, the cost and availability of drilling and production services, our ability to replace reserves, the availability of capital, uncertainties inherent in evaluating our own reserves and the reserves we acquire, drilling and operating risks and other risk factors described in the company's 2001 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Chesapeake Energy Corporation is one of the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.

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ITEM 9. REGULATION FD DISCLOSURE

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer, commented, "We believe today's announcements are beneficial to our shareholders for several reasons. First, our planned exit from the Permian reflects the reality that while Chesapeake is the largest gas producer in the Mid-Continent, we are a minor player in the Permian. We see many other companies in the reverse position and expect to execute a trade or series of trades that can be mutually beneficial for the companies involved. As a result of higher gas prices, lower operating costs, more accessible land and better drilling results, our returns on investment have been greater in the Mid-Continent than in the Permian. Chesapeake's unmatched regional scale has been an important key to delivering top-tier financial returns to our shareholders during the past four years. We intend to continue this strategy in the years ahead.

Secondly, the initiation of a common stock dividend reflects our confidence in Chesapeake's financial strength and the positive fundamentals we see for gas prices in the years ahead. In addition to the capital gains that we expect Chesapeake to generate for shareholders in the future, the common stock dividend should deliver further value to our shareholders. At today's stock price, the annualized dividend yield would be 1.9%, very competitive with the S&P 500's current dividend yield of 1.7%. The annual cost of this program is a modest $20 million per year and should not impact our ability to continue growing our company's assets at 5-15% per year, reducing relative or absolute debt levels and delivering one of the industry's leading total returns to shareholders."

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                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             CHESAPEAKE ENERGY CORPORATION


                                             By: /s/ Aubrey K. McClendon
                                                 -------------------------------
                                                      Aubrey K. McClendon
                                                     Chairman of the Board and
                                                      Chief Executive Officer

Dated:        September 20, 2002